Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

pHarlo Group

We have audited the accompanying combined balance sheet of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, Coast to Coast Laboratories, LLC, pHarlo USA, Inc., and pHarlo of Brevard, Inc. (collectively, “the Company” or “the pHarlo Group”) as of December 31, 2004, and the related combined statements of operations, capital deficiency, and cash flows for the years ended December 31, 2004 and 2003. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Pharlo Group as of December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

September 9, 2005

Pharlo Group

Combined Balance Sheet

December 31, 2004

Assets
Cash and cash equivalents	$213,056
Employee advances	28,638
Prepaid expense	17,934
Inventories	3,017

Total Current Assets	262,645
Property and equipment - net (Note B)	228,719
License receivable - Tasker	930,000

Total Assets	$1,421,364

Liabilities
Accounts payable	$9,738
Accrued liabilities	59,259
Unearned license fee (Note D)	1,000,000
Notes payable - current portion (Note C)	416,070
Deferred revenue (Note E)	365,120
Note payable - owner (Note G)	25,609

Total Current Liabilities	1,875,796
Notes payable - less current portion (Note C)	158,484

Total Liabilities	2,034,280

Capital Deficiency
Common stock and members’ capital	351,370
Accumulated deficit and members’ deficiency	(964,286)

Capital Deficiency	(612,916)

Total Liabilities & Capital Deficiency	$1,421,364

See accompanying notes to combined financial statements

Pharlo Group

Combined Statements of Operations

	YEARS ENDED DECEMBER 31
	2004		2003
Revenue	$		$72,490
Cost of goods sold			8,642

Gross margin			63,848

Costs and Expenses
Research and development		38,673
Selling, general and administrative		724,642	338,748

Loss before other income		(763,315)	(274,900)

Other Income
Interest income		64,759	33,250
Other income		6,582	37,500

Net Loss		$(691,974)	$(204,150)

See accompanying notes to combined financial statements

Pharlo Group

Combined Statements of Changes in Capital Deficiency

	Common Stock and Members’ Capital	Accumulated Deficit and Members’ Deficiency	Total
Balance January 1, 2003	$350	$(68,162)	$(67,812)

Issuance of common stock	100		100

Net loss		(204,150)	(204,150)

Balance December 31, 2003	450	(272,312)	(271,862)

Capital contribution - cash
Owners and shareholders (Note F)	200,920		200,920

Capital contribution - note payable converted to equity
Owners and shareholders (Note F)	150,000		150,000

Net loss		(691,974)	(691,974)

Balance December 31, 2004	$351,370	$(964,286)	$(612,916)

See accompanying notes to combined financial statements

Pharlo Group

Combined Statements of Cash Flows

	Years Ended December 31,
	2004	2003
Cash flows from operating activities:

Net loss	$(691,974)		$(204,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	11,228		6,154
Changes in operating assets and liabilities:
Employee advances	(21,510)		(7,128)
Accounts receivable - Tasker	29,700		(29,700)
Inventory	(838)		(1,770)
Prepaid expenses	(15,539)		(683)
License receivable - Tasker	20,000		5,000
Accounts payable	2,158		7,580
Accrued liabilities	1,001		57,712
Deferred revenue	365,120

Net cash used in operating activities	(300,654)		(166,985)

Net cash used in investing activities
Acquisition of property and equipment	(210,865)		(12,736)

Cash flow from financing activities:
Proceeds from notes payable	548,625		110,929
(Repayment) proceeds of notes payable to owner	(25,210)		27,370
Contributions from owners	200,920		100

Net cash provided by financing activities	724,335		138,399

Net increase (decrease) in cash	212,816		(41,322)
Cash and cash equivalents - beginning of year	240		41,562

Cash and cash equivalents - end of year	$213,056		$240

Supplemental disclosures of cash flow information, cash paid during the year for interest	$14,172		$12,179

Supplemental disclosures of noncash investing and financing activities:

Conversion of note payable into equity	$150,000	$

See accompanying notes to combined financial statements

Notes to Combined Financial Statements

Pharlo Group

Note A: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The combined financial statements include the accounts of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, Coast to Coast Laboratories, LLC, Brevard Labs, Inc., and Pharlo of Brevard, Inc. through common ownership and management, (collectively, the “Company”or “Pharlo Group”). While these financial statements have been combined, the financial position, results of operations and cash flows do not represent those of a single legal entity. All significant intercompany transactions have been eliminated in combination.

Nature of operations:

The Company has entered into an exclusive license agreement with Tasker Capital Corp. (“Tasker”) to manufacture, distribute and market products using a patented process (the “pHarlo technology”) that utilizes a solution that enables copper sulfate, widely known for its bacteriostatic properties, to remain active throughout a wide range of pH values. The Company holds the rights to the pHarlo technology. Tasker currently markets Close CallTM, an anti-microbial oral hygiene breath drink that utilizes the pHarlo technology and has begun clinical testing of the technology in the poultry scalding process and in various seafood applications. Tasker is continuing its clinical research in the oral care, food processing, skin care and pet products industries.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial instruments:

The fair values of the Company’s asset and liabilities that qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, “Disclosures about Fair Value of Financial Instruments”, approximate their carrying amounts presented in the accompanying combined balance sheet at December 31, 2004.

Cash and cash equivalents:

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in various financial institutions, some of which may, at times, exceed the Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Revenue recognition:

Revenue is recognized on shipment of goods at which ownership and risk are transferred to the customer.

Inventories:

Inventories, consisting of production supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and equipment:

Property and equipment has been recorded at cost, net of accumulated depreciation and amortization. Improvements are capitalized and maintenance, repairs and minor replacements are expensed as incurred. Depreciation is determined by using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is determined by using the remaining lives of the applicable lease. No depreciation and amortization is being recorded on Construction in Progress.

Income taxes:

No provison for federal income tax has been recorded as the Company’s stockholders and members’ elected to treat the various entities within the Pharlo Group as “S” Corporations, Limited Liability Companies and Partnerships. As such, the Company’s stockholders and members are liable for federal and substantially all state income tax on corporate income and receive the tax benefit of corporate loss.

Impairment of long-lived assets:

The Company periodically reviews long-lived assets, including identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Note B: PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2004:

Construction in progress	$81,731
Machinery and equipment	126,019
Furniture and fixtures	18,349
Leasehold improvements	22,192
Computer software	310

248,601
Less accumulated depreciation and amortization	19,882

$228,719

Note C: NOTES PAYABLE-TASKER

During 2002, Tasker agreed to loan the Company, pursuant to a Loan Agreement, up to $200,000, with interest at 7% per annum to finance a production facility to produce licensed products, with principal and interest on the notes evidencing the loan to be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October 1, 2012.

During 2004, pursuant to a series of additional loan agreements, the Company borrowed an additional $400,000. The loans bear interest at 7% per annum (0% for the first six months) and have terms of 1 year.

Notes payable are summarized as follows:
Installment note, payable in monthly installments of $2,437 including interest at 7%, due October 1, 2012	$174,554
Note due September 28, 2005	100,000
Note due November 11, 2005	100,000
Note due December 14, 2005	100,000
Note due December 29, 2005	100,000

$574,554
Less: amount due within one year	416,070

Non current portion	$158,484

Note D: UNEARNED LICENSE FEE

The Company has entered into exclusive license agreements with Tasker to sell, develop, market and distribute consumer oral hygiene products, food processing, pet hygiene products and skin care products using the pHarlo technology. Pursuant to the license agreements, the Company will receive royalty payments based on 1.5% of product sales. Under the terms of the license agreement, the Company will receive $1,000,000 in royalty payments, comprised of a $600,000 pre-paid royalty on consumer deodorant breath products and a $400,000 pre-paid royalty on animal breath products. This license agreement was expanded on September 16, 2004 to reflect the addition of minimum annual payments of $300,000 beginning in two years (adjusted annually). Commencing July 1, 2003, an interest payment of 7% per annum on the unpaid balance of the prepaid royalty balance is due to the Company. The term of the agreement extends to the life of the patent.

In connection with the license agreement, the Company entered into a production agreement with Tasker to manufacture and sell to Tasker concentrates for the products licensed by the pHarlo Group during the term of the license agreement. Tasker must make minimum purchases totaling approximately $600,000 per year over the term of the agreement. The agreement continues until the termination of the Company’s patent to the licenses technology.

On September 20, 2004, the Company entered into an Exclusive Field of Use License Agreement with Tasker to market and distribute products used as post harvesting aids for the poultry industry. Under the terms of this agreement Tasker secured the rights to the United States and Canadian markets and has agreed to pay a 5% royalty to the Company, beginning in two years on all sales, subject to a minimum annual payment of $3,750,000 (adjusted annually). The term of the agreement extends to the life of the patent.

Note E: DEFERRED REVENUE

The amount represents inventory advances to Indian River Labs, LLC by Tasker (seven payments of $52,160 each). Revenue is recognized on shipment of inventory to Tasker by Indian River Labs, LLC. Shipments began in January 2005.

Note F: CAPITAL DEFICIENCY

The historical capital deficiency consists of 100 common shares of $1.00 par value per share issued to the stockholders’ of Pharlo Citrus Technologies, Inc. in January 2000 and 500 common shares of $.50 par value per share issued to the stockholders’ of Brevard Labs, Inc. in October 2002. In January of 2003, 200 common shares of $.50 par value shares were issued to the stockholders’ of Pharlo of Brevard, Inc.

During the year ended December 31, 2004, members’ capital was increased as a primary result of (i) capital contributions from owners of approximately $201,000 and (ii) a non-cash transaction of $150,000 resulting from conversion of note payable to equity.

Note G: RELATED PARTY TRANSACTIONS

•	LICENSE FEE

Selling, General and Administrative expenses include license fees for the years ended December 31, 2004 and 2003 amounting to $6,382 and $15,000, respectively. The amounts were paid to Barry Cummins (Owner and Shareholder) and an outside party who was the assignee for Mr. Cummins’ licensing fees. The amounts were paid by Pharlo Citrus Technologies, Inc. for use of certain patents.

•	NOTE PAYABLE -OWNER

The amount represents equipment bought for Pharlo Citrus Technologies, Inc. by a shareholder. There are no preset interest rates or repayment terms on this note.

Note H: SIGNIFICANT CUSTOMER

Sales to Tasker represent 100% of combined revenue for the year ended December 31, 2003.

Note I: COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space under various non-cancelable operating leases expiring through 2009. Minimum future rental payments are approximately as follows:

Year ending December 31,
2005	$156,000
2006	143,000
2007	143,000
2008	143,000
2009	124,000

Rent expense was approximately $108,000 and $41,000 for the years ended December 31, 2004 and 2003, respectively.

Note J: SUBSEQUENT EVENT

In July 2005, the Company executed an Asset Purchase Agreement with Tasker, whereby Tasker purchased all of the functional assets of the Company that relate to Tasker’s product lines and fields of use, including, but not limited to, utility patent applications, equipment, inventories and existing contracts. The purchase price of approximately $62.7 million includes (i) approximately 19 million shares of Tasker’s common stock valued at approximately $57 million, (ii) an approximate $1.9 million, 3.4% promissory note, (iii) approximately $1.4 million of cash and (iv) approximately $2.4 million of cancelled promissory notes.